UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 15, 2011 (April 15, 2011)

ARCA biopharma, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-22873	36-3855489
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8001 Arista Place, Suite 200, Broomfield, CO 80021

(Address of Principal Executive Offices) (Zip Code)

(720) 940-2200

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On April 15, 2011, (the “effective date”) ARCA biopharma, Inc. (“ARCA”) entered into a license agreement (the “agreement”) with the University of Cincinnati (the “University”) to license exclusive worldwide rights to a portfolio of U.S. and international patents, which includes certain U.S. and international diagnostic patents covering genetic markers for ARCA’s lead drug candidate, Gencaro (bucindolol hydrochloride). These patents relate to genetic polymorphisms of adrenergic cardiac receptors and provide the basis for exclusive worldwide development, use and commercialization of the genetic testwhich may indicate a patient’s likely response to Gencaro as a treatment for chronic heart failure and other indications.

Under the terms of the license agreement, ARCA has agreed to pay the University an initial license fee of $15,000 within 60 days of the effective date, and a license maintenance fee of $15,000 beginning on the first anniversary of the effective date and continuing annually for the term.

ARCA has agreed to pay the University royalties on the net sales of genetic tests, including those related to bucindolol. ARCA has agreed to pay a minimum royalty of beginning on the earlier of 2016 (which may be extended to 2017 subject to certain conditions), or the first year with in which there are two quarters of commercial sales, increasing two years afterwards , and for each calendar year thereafter during the term.

ARCA has agreed to make milestone payments to the University upon the first occurrence of various milestones, including the issuance of certain U.S. patents; the first commercial revenue of licensed products covered by certain licensed patent rights; and for the achievement of net sales levels of $500,000 of licensed products covered by certain licensed patent rights.

Under the terms of the agreement, ARCA also has the right to issue exclusive and nonexclusive sublicenses to such rights to third parties, subject to certain terms. ARCA has agreed to pay the University a certain percentage of all non-royalty sublicense income.

ARCA has agreed to arrange for the preparation, filing, prosecution and maintenance for selected patent applications and rights.

ARCA has also agreed to use commercially reasonable efforts to work diligently in the development, production and marketing of licensed products.

ARCA may terminate the agreement or convert it to a nonexclusive license at any time by providing 120 days’ written notice to the University. In the event that ARCA is in default of any of its obligations under the agreement, the University may at its sole option, (effective 60 days following notice of default by the University and ARCA’s failure to cure said default prior to the expiration of such 60-day period): (a) terminate the Agreement or (b) convert any exclusive license to a non-exclusive license. Absent the agreement being terminated as described above, the term of the agreement will extend to expiration of the last to expire patent.

A press release is attached as Exhibit 99.1 hereto, the contents of which are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

99.1	Press Release titled “ARCA biopharma licenses exclusive worldwide rights to bucindolol genetic markers,” dated April 15, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 15, 2011

ARCA biopharma, Inc.
(Registrant)

By:	/s/ Christopher D. Ozeroff
Name: Christopher D. Ozeroff
Title: Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release titled “ARCA biopharma licenses exclusive worldwide rights to bucindolol genetic markers,” dated April 15, 2011.